EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued reports dated June 3, 2005, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Quality Systems, Inc. on Form 10-K for the year ended March 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Quality Systems, Inc. on Forms S-8 (File No. 33-31949, effective November 6, 1989, File No. 333-63131, effective September 10, 1998 and File No. 333-67115, effective November 12, 1998).


/s/  Grant Thornton LLP


Irvine, California
June 3, 2005